Exhibit 99.1

NEWS RELEASE

The Manitowoc Company Reports Financial Results for 2012

Strong margin performance across Cranes and Foodservice;
2013 outlook for modest growth, continued margin expansion

MANITOWOC, Wis. - January 31, 2013 - The Manitowoc Company, Inc. (NYSE: MTW) today reported sales of $1.1 billion for the fourth quarter of 2012, an increase of 10.0 percent compared to sales of $1.0 billion in the fourth quarter of 2011. The sales increase was driven by an 11.6 percent increase in Crane segment sales, coupled with a 6.7 percent increase in Foodservice segment sales.
On a GAAP basis, the company reported net earnings of $34.5 million, or $0.26 per diluted share, in the fourth quarter versus earnings of $14.9 million, or $0.11 per diluted share, in the fourth quarter of 2011. Both periods included special items. Excluding special items, the adjusted earnings from continuing operations were $35.4 million, or $0.27 per diluted share, in the fourth quarter of 2012, versus adjusted earnings of $18.9 million, or $0.14 per diluted share, in the fourth quarter of 2011. GAAP earnings per share in the quarter benefited from the release of an $11.6-million reserve as a result of a favorable tax audit outcome, which contributed to a full-year effective tax rate of 29 percent. A reconciliation of GAAP net earnings to net earnings before special items for the quarter and full-year periods is provided later in this press release.
For the full-year 2012, sales were $3.9 billion, an 8.5 percent increase from $3.6 billion in 2011. GAAP net income in 2012 was $101.7 million, or $0.76 per share, versus a GAAP net loss of $11.2 million, or $0.08 per share, in the prior year. Excluding the special items described in the reconciliation below, net earnings from continuing operations in 2012 were $103.7 million, or $0.78 per share, versus earnings of $49.8 million, or $0.37 per share, in 2011.
“We finished 2012 on a strong note. The steadfast execution against our strategic initiatives drove another quarter of positive sales growth and margin improvement, while our full-year results matched our revenue and earnings expectations. These results also demonstrated our ability to effectively manage our global businesses despite macroeconomic challenges,” commented Glen E. Tellock, Manitowoc's chairman and chief executive officer. “Despite this prolonged and often volatile operating environment, we continue to believe we have the right strategy to continue expanding profitability across the entire Manitowoc enterprise as we look to 2013. In addition, we will continue to invest prudently in our strategies to leverage and enhance our market leadership positions.”

Crane Segment Results
Fourth-quarter 2012 net sales in the Crane segment were $767.2 million, up 11.6 percent from $687.6 million in the fourth quarter of 2011, driven primarily by continued strong activity in the Americas region, as well as higher demand in emerging markets. The 11.6 percent sales growth includes a negative $11.6 million impact from currency exchange.
Crane segment operating earnings for the fourth quarter of 2012 were $56.3 million, compared to $38.8 million in the same period last year. This resulted in an operating margin of 7.3 percent for the fourth quarter of 2012, up from 5.6 percent in the same period in 2011. Fourth-quarter 2012 earnings were spurred by higher sales volume and operational efficiencies. Crane segment backlog totaled $756 million as of December 31, 2012, a slight decrease from $761 million in the prior-year quarter. Fourth-quarter 2012 orders of $544 million were 19 percent lower than the fourth quarter of 2011. However, second-half 2012 orders were essentially flat in comparison with second-half 2011.
“During the quarter we saw continued strength in the Americas region, coupled with positive performance in several emerging markets, including Brazil, Greater Asia/Pacific, and Africa. Our initiatives to drive meaningful margin expansion and take advantage of expected growth trends globally continue to take shape. We expect operational excellence to be a primary driver for Cranes in 2013 as our sustained focus on efficiency will not only enhance our competitive position, but also drive long-term profitability,” Tellock continued.

Foodservice Segment Results
Fourth-quarter 2012 net sales in the Foodservice segment were $363.2 million, up 6.7 percent from $340.3 million in the fourth quarter of 2011. The year-over-year increase was driven by balanced growth across all geographies, continued traction with new products, and engaged channel partners.
Foodservice operating earnings for the fourth quarter of 2012 were $50.3 million, up 12.0 percent from $44.9 million for the fourth quarter of 2011. This resulted in a Foodservice segment operating margin of 13.9 percent for the fourth quarter of 2012, compared to an operating margin of 13.2 percent for the prior-year period. The year-over-year increase in margin was highlighted by product cost reductions and lean manufacturing initiatives that generated improved operating efficiencies across the segment.
“We expect a modest growth environment in 2013, which should produce continuing mid-teens margins given our ongoing investments in new technologies, operational improvements, and Lean initiatives. We remain true to the multiple strategies we have identified for Manitowoc Foodservice, and will continue to drive future performance through market share gains, greater innovation around our core brands, and improving operational efficiencies across our global footprint,” Tellock explained.

Cash Flow & Credit Statistics
Cash flow from operating activities in the fourth quarter of 2012 was $233.2 million, compared to $197.9 million in the fourth quarter of 2011. The increase was primarily generated by cash from profitability and reduced working capital levels. Debt reduction during the fourth quarter was $204 million, resulting in full-year debt reduction of approximately $80 million. Full-year 2012 earnings before interest, taxes, depreciation, and amortization (EBITDA) were $408.1 million, an increase of 16.9 percent over $349.2 million for full-year 2011. The combination of 2012 debt reduction and improving EBITDA resulted in a greater than one turn reduction in total leverage to 4.8 times at year-end. “I am pleased that we met our objective for more than one turn of leverage reduction in 2012. While our 2012 total debt reduction fell short of our full-year target, this metric was negatively impacted by a high volume of crane shipments occurring very late in the fourth quarter. As a result, our cash collections during the quarter were lower than anticipated, but are reflected in our accounts receivable. The realization of that cash will have a positive impact on our cash flow during the first quarter of 2013,” Tellock explained.

2013 Guidance
For the full-year 2013, Manitowoc expects:

■ Crane revenue - high single-digit percentage growth
■ Crane operating margins - high single-digit percentage
■ Foodservice revenue - mid single-digit percentage growth
■ Foodservice operating margins - continuing mid-teens percentage
■ Capital expenditures - approximately $100 million
■ Depreciation & amortization - approximately $115 million
■ Interest expense - approximately $125 million
■ Amortization of deferred financing fees - approximately $10 million
■ Debt reduction - to exceed $200 million
■ Full-year effective tax rate in mid 30-percent range

Investor Conference Call
On February 1 at 10:00 a.m. ET (9:00 a.m. CT), Manitowoc's senior management will discuss its fourth-quarter results during an investor conference call. All interested parties may listen to the live conference call via the Internet by going to the Investor Relations area of Manitowoc's Web site at http://www.manitowoc.com. A replay of the conference call will also be available at the same location on the Web site.

About The Manitowoc Company, Inc.
Founded in 1902, The Manitowoc Company, Inc. is a multi-industry, capital goods manu-facturer with over 115 manufacturing, distribution, and service facilities in 26 countries. The company is recognized globally as one of the premier innovators and providers of crawler cranes, tower cranes, and mobile cranes for the heavy construction industry, which are complemented by a slate of industry-leading product support services. In addition, Manitowoc is one of the world's leading innovators and manufacturers of commercial foodservice equipment, which includes 24 market-leading brands of hot- and cold-focused equipment. In 2012, Manitowoc's revenues totaled $3.9 billion, with more than half of these revenues generated outside of the United States.

Forward-looking Statements
This press release includes "forward-looking statements" intended to qualify for the safe harbor from liability under the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations of the management of the company and are subject to uncertainty and changes in circumstances. Forward-looking statements include, without limitation, statements typically containing words such as "intends," "expects," "anticipates," "targets," "estimates," and words of similar import. By their nature, forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results and developments to differ materially include, among others:

•	unanticipated changes in revenues, margins, costs, and capital expenditures;

•	uncertainties associated with new product introductions, the successful development and market acceptance of new and innovative products that drive growth;

•	the ability to increase operational efficiencies across each of Manitowoc's business segments and to capitalize on those efficiencies;

•	the ability to capitalize on key strategic opportunities;

•	the ability to generate cash and manage working capital consistent with Manitowoc's stated goals;

•	pressure of financing leverage;

•	matters impacting the successful and timely implementation of ERP systems;

•	foreign currency fluctuations and their impact on reported results and hedges in place with Manitowoc;

•	changes in raw material and commodity prices;

•	unexpected issues associated with the quality of materials and components sourced from third parties and the resolution of those issues;

•	unexpected issues associated with the availability and viability of suppliers;

•	the risks associated with growth;

•	geographic factors and political and economic risks;

•	actions of competitors;

•	changes in economic or industry conditions generally or in the markets served by Manitowoc;

•
unanticipated changes in customer demand, including changes in global demand for high-capacity lifting equipment; changes in demand for lifting equipment and foodservice equipment in emerging economies, and changes in demand for used lifting equipment and foodservice equipment;

•	global expansion of customers;

•	the replacement cycle of technologically obsolete cranes;

•	the ability of Manitowoc's customers to receive financing;

•
foodservice equipment replacement cycles in national accounts and global chains, including unanticipated issues associated with refresh/renovation plans by national restaurant accounts and global chains;

•	efficiencies and capacity utilization of facilities;

•	issues related to new plant start-ups;

•	issues related to plant closings and/or consolidation of existing facilities;

•	issues related to workforce reductions and subsequent rehiring;

•	work stoppages, labor negotiations, labor rates, and temporary labor costs;

•	government approval and funding of projects;

•
the ability to complete and appropriately integrate or transition restructurings, consolidations, acquisitions, divestitures, strategic alliances, and joint ventures; and the finalization of the price and other terms of the foregoing;

•	realization of anticipated earnings enhancements, cost savings, strategic options and other synergies, and the anticipated timing to realize those savings, synergies, and options;

•	unanticipated issues affecting the effective tax rate for the year;

•	unanticipated issues associated with the resolution or settlement of uncertain tax positions, including unfavorable settlement of a tax matter with the IRS related to the 2008 and 2009 calendar years;

•	changes in laws throughout the world;

•	natural disasters disrupting commerce in one or more regions of the world; and

•	risks and other factors cited in Manitowoc's filings with the United States Securities and Exchange Commission.
Manitowoc undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise. Forward-looking statements only speak as of the date on which they are made. Information on the potential factors that could affect the company's actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2011.
For more information:
Carl J. Laurino
Senior Vice President and Chief Financial Officer
920-652-1720

THE MANITOWOC COMPANY, INC.
Unaudited Consolidated Financial Information
For the Three and Twelve Months Ended December 31, 2012 and 2011
(In millions, except share data)
INCOME STATEMENT

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012*	2011*	2012*	2011*
Net sales	$1,130.4	$1,027.9	$3,927.0	$3,619.2
Cost of sales	883.9	821.3	2,990.6	2,790.6
Gross profit	246.5	206.6	936.4	828.6
Engineering, selling and administrative expenses	154.5	141.6	603.5	565.4
Restructuring expense	7.9	1.8	9.5	5.5
Amortization expense	9.2	9.4	37.1	37.9
Other	0.5	(0.9)	2.5	(0.5)
Operating earnings	74.4	54.7	283.8	220.3
Amortization of deferred financing fees	(2.1)	(2.2)	(8.2)	(10.4)
Interest expense	(35.9)	(35.0)	(137.1)	(146.7)
Loss on debt extinguishment	(6.3)	(1.9)	(6.3)	(29.7)
Other (expense) income - net	0.1	(0.8)	0.1	2.3
Earnings from continuing operations before taxes on income	30.2	14.8	132.3	35.8
Provision (benefit) for taxes on income	(2.8)	—	38.7	14.7
Earnings (loss) from continuing operations	33.0	14.8	93.6	21.1
Discontinued operations:
Loss from discontinued operations, net of income taxes	(0.9)	(1.3)	(1.0)	(4.2)
Loss on sale of discontinued operations, net of income taxes	—	(1.0)	—	(34.6)
Net earnings (loss)	32.1	12.5	92.6	(17.7)
Less net loss attributable to noncontrolling interests	(2.4)	(2.4)	(9.1)	(6.5)
Net earnings (loss) attributable to Manitowoc	34.5	14.9	101.7	(11.2)
Amounts attributable to the Manitowoc common shareholders:
Earnings from continuing operations	35.4	17.2	102.7	27.6
Loss from discontinued operations, net of income taxes	(0.9)	(1.3)	(1.0)	(4.2)
Loss on sale of discontinued operations, net of income taxes	—	(1.0)	—	(34.6)
Net earnings (loss) attributable to Manitowoc	34.5	14.9	101.7	(11.2)
BASIC EARNINGS (LOSS) PER SHARE:
Earnings (loss) from continuing operations attributable to the Manitowoc common shareholders, net of income taxes	$0.27	$0.13	$0.78	$0.21
Earnings (loss) from discontinued operations attributable to the Manitowoc common shareholders, net of income taxes	(0.01)	(0.01)	(0.01)	(0.03)
Loss on sale of discontinued operations attributable to the Manitowoc common shareholders, net of income taxes	—	(0.01)	—	(0.27)
BASIC EARNINGS (LOSS) PER SHARE:	$0.26	$0.11	$0.77	$(0.09)
DILUTED EARNINGS (LOSS) PER SHARE:
Earnings (loss) from continuing operations attributable to the Manitowoc common shareholders, net of income taxes	$0.26	$0.13	$0.77	$0.21
Earnings (loss) from discontinued operations attributable to the Manitowoc common shareholders, net of income taxes	(0.01)	(0.01)	(0.01)	(0.03)
Loss on sale of discontinued operations attributable to the Manitowoc common shareholders, net of income taxes	—	(0.01)	—	(0.26)
DILUTED EARNINGS (LOSS) PER SHARE	$0.26	$0.11	$0.76	$(0.08)
AVERAGE SHARES OUTSTANDING:
Average Shares Outstanding - Basic	131,782,183	130,535,697	131,447,895	130,481,436
Average Shares Outstanding - Diluted	133,730,595	132,740,196	133,317,050	133,377,109

SEGMENT SUMMARY

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012*	2011*	2012*	2011*
Net sales from continuing operations:
Cranes and related products	$767.2	$687.6	$2,440.8	$2,164.6
Foodservice equipment	363.2	340.3	1,486.2	1,454.6
Total	$1,130.4	$1,027.9	$3,927.0	$3,619.2
Operating earnings (loss) from continuing operations:
Cranes and related products	$56.3	$38.8	$156.0	$108.2
Foodservice equipment	50.3	44.9	240.6	216.3
General corporate expense	(14.6)	(18.7)	(63.7)	(61.3)
Restructuring expense	(7.9)	(1.8)	(9.5)	(5.5)
Amortization	(9.2)	(9.4)	(37.1)	(37.9)
Other	(0.5)	0.9	(2.5)	0.5
Total	$74.4	$54.7	$283.8	$220.3

THE MANITOWOC COMPANY, INC.
Unaudited Consolidated Financial Information
For the Three and Twelve Months Ended December 31, 2012 and 2011
(In millions)

BALANCE SHEET

	December 31, 2012*	December 31, 2011*
ASSETS
Current assets:
Cash and temporary investments	$76.1	$71.3
Restricted cash	10.6	7.2
Accounts receivable - net	332.7	294.5
Inventories - net	707.6	662.3
Deferred income taxes	89.0	116.7
Other current assets	105.2	77.8
Current assets of discontinued operations	6.8	7.1
Total current assets	1,328.0	1,236.9
Property, plant and equipment - net	556.1	564.5
Intangible assets - net	2,007.1	2,039.6
Other long-term assets	130.3	144.5
Long-term assets of discontinued operations	35.8	37.1
TOTAL ASSETS	$4,057.3	$4,022.6
LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$912.9	$864.2
Short-term borrowings	92.8	79.1
Customer advances	24.2	35.1
Product warranties	82.1	93.1
Product liabilities	27.9	26.8
Current liabilities of discontinued operations	6.0	5.2
Total current liabilities	1,145.9	1,103.5
Long-term debt	1,732.0	1,810.9
Other non-current liabilities	590.7	619.6
Long-term liabilities of discontinued operations	7.4	7.5
Stockholders’ equity	581.3	481.1
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$4,057.3	$4,022.6

 CASH FLOW SUMMARY

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012*	2011*	2012*	2011*
Net earnings (loss) attributable to Manitowoc	$34.5	$14.9	$101.7	$(11.2)
Non-cash adjustments	38.8	65.3	133.3	233.3
Changes in operating assets and liabilities	160.3	118.2	(74.7)	(188.8)
Net cash provided from operating activities of continuing operations	233.6	198.4	160.3	33.3
Net cash provided from (used for) operating activities of discontinued operations	(0.4)	(0.5)	2.0	(17.7)
Net cash provided from operating activities	233.2	197.9	162.3	15.6
Capital expenditures	(22.7)	(32.6)	(72.9)	(64.8)
Restricted cash	(0.4)	2.0	(3.3)	2.2
Proceeds from sale of business	—	—	—	143.6
Proceeds from sale of fixed assets	0.2	11.7	0.9	17.5
Net cash used for investing activities of discontinued operations	(0.1)	—	(0.2)	(0.1)
Proceeds from swap monetization	—	—	14.8	21.5
Payments on borrowings - net	(203.9)	(211.7)	(77.7)	(139.5)
Proceeds from (payments on) on receivable financing - net	11.1	22.2	(10.4)	14.8
Dividends paid	(10.6)	(10.6)	(10.6)	(10.6)
Stock options exercised	3.8	1.0	6.4	2.6
Debt issuance costs	(5.4)	(0.4)	(5.7)	(14.7)
Effect of exchange rate changes on cash	(0.1)	(1.2)	1.2	(3.2)
Net increase (decrease) in cash & temporary investments	$5.1	$(21.7)	$4.8	$(15.1)

Adjusted EBITDA

The company defines Adjusted EBITDA as earnings before interest, taxes, depreciation, and amortization, plus certain items such as pro-forma acquisition results and the addback of certain restructuring charges, that are adjustments per the credit agreement definition. The company’s trailing twelve-month Adjusted EBITDA for covenant compliance purposes as of December 31, 2012 was $408.1 million. The reconciliation of net income attributable to Manitowoc to Adjusted EBITDA is as follows (in millions):

Net income attributable to Manitowoc	$101.7
Loss from discontinued operations	1.0
Depreciation and amortization	106.6
Interest expense and amortization of deferred financing fees	145.3
Costs due to early extinguishment of debt	6.3
Restructuring charges	9.5
Income taxes	38.7
Other	(1.0)
Adjusted EBITDA	$408.1

 GAAP Reconciliation

In this release, the company refers to various non-GAAP measures. We believe that these measures are helpful to investors in assessing the company’s ongoing performance of its underlying businesses before the impact of special items. In addition, these non-GAAP measures provide a comparison to commonly used financial metrics within the professional investing community which do not include special items. Earnings and earnings per share before special items reconcile to earnings presented according to GAAP as follows (in millions, except per share data):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012*	2011*	2012*	2011*
Net earnings (loss) attributable to Manitowoc	$34.5	$14.9	$101.7	$(11.2)
Special items, net of tax:
Loss from discontinued operations	0.9	1.3	1.0	4.2
Loss on sale of discontinued operations	—	1.0	—	34.6
Early extinguishment of debt	4.1	1.2	4.1	19.3
Restructuring expense	7.5	1.2	8.5	3.6
Reversal of tax accrual	(11.6)	—	(11.6)	—
Other	—	(0.7)	—	(0.7)
Net earnings before special items	$35.4	$18.9	$103.7	$49.8
Diluted earnings (loss) per share	$0.26	$0.11	$0.76	$(0.08)
Special items, net of tax:
Loss from discontinued operations	0.01	0.01	0.01	0.03
Loss on sale of discontinued operations	—	0.01	—	0.26
Early extinguishment of debt	0.03	0.01	0.03	0.14
Restructuring expense	0.06	0.01	0.06	0.03
Reversal of tax accrual	(0.09)	—	(0.09)	—
Other	—	(0.01)	—	(0.01)
Diluted earnings per share before special items	$0.27	$0.14	$0.78	$0.37

* Results have been prepared with the recently announced divested Jackson warewashing business treated as a discontinued operation. 2011 results have been revised to reflect the correction of errors identified in the third and fourth quarters of 2012, which were immaterial to the prior periods.